UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237273

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1535 Faraday Avenue

Carlsbad, California 92008

(Address of principal executive offices)

2019 Omnibus Equity Incentive Plan

(Full title of the plan)

Michael E. Fortin

Chief Financial Officer

Natural Alternatives International, Inc.

1535 Faraday Avenue

Carlsbad, California 92008

(760) 736-7709

(Name, address and telephone number of agent for service)

Copy to:

David A. Fisher, Esq.

FisherBroyles LLP

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

(858) 509-7419

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer (Do not check if a smaller reporting company) ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Natural Alternatives International, Inc. (the “Company”), is to deregister all shares of the Company’s common stock, $0.001 par value per share (the “Shares”), under the Registration Statement on Form S-8, File No. 333-237273 filed by the Company with the U.S. Securities and Exchange Commission March 19, 2020 (“Registration Statement”). The Registration Statement related exclusively to Shares to be issued pursuant to the 2019 Omnibus Equity Incentive Plan, (the "Plan").

Contrary to its prior determination and disclosure the Company determined subsequent to the filing of the Registration Statement that the Plan was not approved by the Stockholders and therefore did not become effective. No Shares were issued pursuant to the Plan. As a result of the lack of effectiveness of the Plan, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all 500,000 of the Shares registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on the 25th day of April 2020.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/ Michael E. Fortin
Michael E. Fortin, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark A. LeDoux	Chief Executive Officer and Chairman of	April 25, 2020
(Mark A. LeDoux)	the Board of Directors
(principal executive officer)

/s/ Michael E. Fortin	Chief Financial Officer	April 25, 2020
(Michael E. Fortin)	(principal financial and accounting officer)

/s/ Joe E. Davis	Director	April 25, 2020
(Joe E. Davis)

/s/ Alan G. Dunn	Director	April 25, 2020
(Alan G. Dunn)

/s/ Alan Lane	Director	April 25, 2020
(Alan Lane)

/s/ Laura Kay Matherly	Director	April 25, 2020
(Laura Kay Matherly)

/s/ Lee G. Weldon	Director	April 25, 2020
(Lee G. Weldon)